Exhibit 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                        Period from inception
                                          (August 20, 1998)
                                               through                Fiscal Year Ended        Six Months Ended
                                             December 31,                December 31,              June 30,
                                                 1998                        1999                    2000
                                        ---------------------         -----------------        ----------------
Fixed charges:
     Interest expense, including
     amortization of debt expense             $    10                     $    2,145              $    8,181

     Assumed interest element included
     in rent expense                                7                            120                     627
                                              -------                     ----------              ----------

Total fixed charges:                               17                          2,265                   8,808

Earnings (loss)
     Pre-tax net loss                            (890)                       (54,169)               (278,521)
     Fixed charged per above                       17                          2,265                   8,808
                                              -------                     ----------              ----------
     Total earnings (loss) before
     fixed charges                               (873)                       (51,904)               (269,713)

Ratio of earning to fixed charges                  --                             --                      --
                                              =======                     ==========              ==========

Deficiency of earnings available
  to cover fixed charges                      $  (890)                    $  (54,169)             $ (278,521)
                                              =======                     ==========              ==========